Exhibit 10.39
Standard Factory Building
Leasing Contract
Wuxi New District
&
Keystone Technology Ltd (HK)

This lease is made by and between
LESSOR: Wuxi New District (WND)
Registered address for Lessor: No.5 HanJian Road, Wuxi New District, Jiangsu Province, China
LESSEE: Keystone Technology Ltd (HK)
Registered address for Lesser: 3705 Bank of America Tower 12 Harcourt Road Central Hong Kong
This contract was stipulated after adequate negotiation and mutual agreements, both the Lessor and the Lessee are willing to conclude and observe the following terms:
1)	The Lessor agrees to lease the standard factory building to the Lessee, which is located in J3-4 Wuxi Export Processing Zone with the total construction area of 7600 square meter (the detailed area subject to Municipal Land Bureau measurement). The Lessor agrees to install two 2-ton cargo lifts, a 3.5m x 3.5m standard entrance on the 2nd floor for large equipment, power step down from 1200KVA to 380V and connect water supply. The task for the Lessor will be completed in two stages: the 1st stage is to complete all the Lessor’s tasks except the installation of the 2nd cargo lift, which should be completed by 15th Oct-2005. The task for 2nd stage is to install the 2nd cargo lift, which should be completed by 1st Dec-2005. The Lessor has inspected the standard factory building and is willing to let it out to the Lessee who would like to obey the contract.

2)	The rental fee for the standard factory building is RMB18/sq.m.per calendar month (including maintenance fee). This contract is valid for 5 years, the exact period is from 1st Sept-2005 (start of the lease) to 31st Aug-2010 (early days of the lease). After 5 years time, the Lessee can extend the contract on monthly basis for another 5 years period. The rental fee will be fixed in the early days of the lease. The Lessee can terminate the contract in 3 years time or after that, but at least 90 days notice in writing is required, the deposit (equal to 3 months rental fee) will not be refunded and no penalty payable. The Lessee can transfer the lease to a third party when it is agreed by the Lessor.

The Lessee is entitled for 3 months rental free to renovate the factory building from the date of commencement of the contract. The lease payments begin on 1st Dec-2005.

The rental fee shall be quarterly and should be paid at the first working day of the first month of each calendar quarter. The payment method can be by check or bank transfer. A 3-month rental fee should be paid to the Lessor as deposit within 60 days of the signing of this contract. The rental fee must be paid in RMB, below are the payment details:

Beneficial bank: ZhongXin ShiYie Bank, Wuxi Branch

Account No: 7352310182600002857

Beneficiary: Wuxi New District

Only the amount credited into Lessor’s account, the receipt of payment can be considered. Any change of the bank information should be notified in writing to Lessee within 30 days.

3)	The Lessor guarantees that the factory building legally belongs to the Lessor, the ownership for the workshop is clear, the Lessor has the right to let the factory building to the Lessee. The Lessor should make sure the Lessee securely using the workshop during the contract period. If the Lessor contravenes the above declaration, the loss could be charged to Lessor. The Lessee agrees to use the factory building for the purpose of production and business within the business scope designated by its business license only.

4)	During the contract period, the Lessor will be responsible for the following details:
i.	The factory building is properly available to be used by the Lessee.

ii.	The Lessor is responsible for the fixed maintenance expense and reasonable maintenance expense of the factory building and its attachment (the cargo lifts and Lessee’s establishment are not included). The Lessor shall indemnify the Lessee for any loss caused by delay of repair of the factory building.

iii.	When the property is intended to be sold or mortgaged, 3 months advance notice should be given to the Lessee. The right of the Lessee cannot be influenced by the Lessor or the buyer or the entitlement of mortgage.

iv.	If the Lessor intends to sell the factory building, the Lessee has the privilege to buy the building and the land. The Lessor should inform the Lessee in writing of the intension of selling the building and land, all the detailed terms should be stated in the suggestion letter. The Lessee can choose to take or give up the privilege right within 20 days. As soon as the Lessee decides to give up the privilege right in writing, the Lessor can sell the building and land to other buyers which have been mentioned in the suggestion letter and the selling terms cannot be favourable than what is in the suggestion letter. If the privilege business cannot be completed in 3 months time, the Lessee will get back the privilege right. Meanwhile, if the selling of the building is not completed, the Lessee has the privilege right than any other buyers in the suggestion letter. If the Lessee choose to take the right, the Lessee need to follow up the terms in the suggestion letter and general terms in other similar business to buy the building at a mutual agreed place and time, and no later than 90 days of the suggestion letter.
5)	The Lessee has the obligation for the following things during the contract:
i.	Any refit to the building or add facilities to the factory, the Lessee must get approval from the Lessor in writing.

ii.	Any damage to the factory or its facilities caused by the Lessee operating mistake or other man-made mistake, the Lessee has the obligation for the compensation and repairing costs.

iii.	All plants and other public utilities outside the building, the Lessee should to keep it neat. Any facilities intended to be set up outside the building must be approved by the relevant administrative department. Any loss caused by the unapproved construction, the Lessee has the obligation for the compensation.

iv.	The Lessee should return the leased building to the Lessor when the contract expires. The building must be in good order (except the nature spoilage) when returned. If the damage is caused by the Lessee, the Lessee should pay for the repair costs. If the Lessee intends to continue the lease, the Lessee should negotiate with the Lessor not less than 3 month prior to the expiration of the contract.
6)	Obligation for breaking contract: If either the Lessor or the Lessee cannot fulfil the terms on the contract or violates the relevant State or Local real estate lease regulations, and no action is taken within 30 days in the receipt of notice in writing, the other party has the right to terminate the contract. The defaulting party is responsible for losses caused by the defaults. Any overdue payment will be charged on the rate of 2.5% of rental fee per day. If it is not paid for 30 days or more, the Lessor has the right to terminate the contract.

7)	If the damage to the factory and its facilities is due to a force majeure event, no obligation for both parties.

8)	If there is any dispute arises, the Lessor and the Lessee shall first resolved by amicable negotiation. When the negotiation does not work, either party can apply for arbitration from Wuxi Real Estate Arbitration Commission.

9)	All the taxable items must be payable by the Lessor and the Lessee separately according to the local and state rules and regulations.
i.	Property certification fee: RMB300 for each party

ii.	Stamp tax: 0.05% of the total lease amount for each party

10)	This contract needs the signature and stamp by legal representatives of both parties and will be valid from the execute date.

11)	The intension for renting this building by the Lessee is to set up Keystone Electronics Wuxi Co., Ltd. (temporary named, new factory). The Lessee signs the contract on behalf of Wuxi new factory. As soon as Wuxi new factory sets up, all the obligation and right in the contract will be automatically applied to Wuxi new factory.

12)	If the registered capital cannot be injected as per investment project by 1st Dec-2005, such a case will require a new lease or amendment defining a new timetable relative to the initiation of the rental free period and beginning of lease payments. If the Lessee chooses not to proceed with the lease, the deposit of 3 months rental shall be forfeited.

13)	This contract is written in both Chinese and English and five copies of each language. Both parties shall retain 2 copies, the other one will be submitted to the Wuxi Real Estate Management Bureau for registration. If there is any discrepancy between the two versions, the Chinese version shall prevail.